EXHIBIT 10.8(iii)

GEORGIA-PACIFIC CORPORATION

DEFERRED COMPENSATION PLAN

Effective as of February 1, 2002

Section 1. Purpose

The purpose of this Georgia-Pacific Corporation Deferred Compensation Plan (“Plan”) is to provide Participants with the opportunity to voluntarily defer a portion of their compensation.

Section 2. Definitions

2.1 “Account” means the bookkeeping account maintained by the Company on its books and records to show for each Participant as of any date all Deferrals made by such Participant under this Plan, any adjustments made in accordance with Section 5, and any distributions to such Participant under Section 6, which Account may consist of Annual Subaccounts for each Plan Year in which the Participant makes a Deferral and which may include a Fort James Subaccount.

2.2 “Annual Subaccount” means a subaccount which is maintained as part of each applicable Participant’s Account which shows all Deferrals made by the Participant for a Plan Year and any adjustments to such subaccount under Section 5 and any distributions from such subaccount under Section 6.

2.3 “Base Salary” means an employee’s base annual salary.

2.4 “Beneficiary” means the person designated by the Participant on an Election Form or, if no such person is so designated or if no such person survives the Participant, the Participant’s estate.

2.5 “Bonus” means the annual incentive award payable by the Company to a Participant during a Plan Year.

2.6 “Change in Control” means a change in control of the Company as defined in the Georgia-Pacific Corporation/Georgia-Pacific Group Long-Term Incentive Plan.

2.7 “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.8 “Company” means Georgia-Pacific Corporation, a Georgia corporation, and any successor thereto.

2.9 “Deferral” means the amount deferred under this Plan in accordance with Section 4.

2.10 “Disability” means “disability” as defined under the Georgia-Pacific Corporation LifeChoices Plus Benefits Program, Long-Term Disability Plan (whether or not the Participant is eligible to participate in such plan).

2.11 “Election Form” means the form (a written form or any electronically recorded form or any telephonic or voice response system) provided by the Company for making the elections and designations called for under this Plan .

2.12 “Eligible Employee” means for any Plan Year an employee of the Company or its U.S. subsidiaries who is paid on a U.S. payroll and who:

(a)	is an employee classified as Grade 31 or above (or broad band Grades EB11 or EH05 or above) on October 1 of the year preceding such Plan Year; or

(b)	who was a participant in the Fort James Management Incentive Plan Deferral Opportunity Plan and whose account balance under such plan was transferred to this Plan.

2.13 “Fort James Subaccount” means a subaccount which is maintained as part of each applicable Participant’s Account which shows the account balance transferred to this Plan from the Fort James Management Incentive Plan Deferral Opportunity Plan (as amended to reflect the merger of the Fort James Supplemental Deferral Plan into such plan) and any adjustments to such subaccount under Section 5 and any distributions from such subaccount under Section 6.

2.14 “Inactive Participant” means, with respect to any Plan Year, a Participant who does not satisfy the eligibility criteria under Section 2.12(a) for that Plan Year.

2.15 “Measurement Fund” means an investment fund selected by the Company for the purpose of tracking the hypothetical investment of a Participant’s Account in accordance with Section 5.

2.16 “Participant” means an employee of the Company who participates in the Plan in accordance with Section 3.

2.17 “Payment Commencement Date” means, with respect to each Annual Subaccount and the Fort James Subaccount, the date determined in accordance with Section 6.1.

2.18 “Plan Year” means, with respect to the initial Plan Year, the period commencing on February 1, 2002 and ending on December 31, 2002 and, with respect to each subsequent Plan Year, the period commencing on each January 1 and ending on each December 31.

2.19 “Retirement” means termination of a Participant’s employment with the Company on or after the date the Participant attains age sixty-two (62), other than due to the Participant’s death or Disability.

Section 3. Participation

An Eligible Employee shall become a Participant in this Plan as of the first day of the first Plan Year coincident with or next following the date he or she satisfies the requirements to be an Eligible Employee. An Eligible Employee who has become a Participant shall remain a Participant until his or her entire Account balance has been distributed in accordance with the terms of this Plan; provided, however, that a Participant shall not have the right to make Deferrals under this Plan for any Plan Year in which such Participant is an Inactive Participant.

Section 4. Deferrals

4.1 Amount of Deferrals. With respect to each Plan Year, a Participant (other than an Inactive Participant) may elect to defer to his or her Annual Subaccount a percentage (in 1% increments) up to fifty percent (50%) of his or her Base Salary, and a percentage (in 1% increments) up to one hundred percent (100%) of his or her Bonus payable during that Plan Year, but not less than five thousand dollars ($5,000). Deferrals may be reduced by the Company by an appropriate amount to cover other required or elected deductions, including, but not limited to, tax withholdings, garnishments, and benefit premiums.

4.2 Time of Deferral Election. A Participant (other than an Inactive Participant) with respect to a Plan Year shall have the right before the beginning of such Plan Year to elect on an Election Form to defer his or her Base Salary and Bonus otherwise payable during such Plan Year in accordance with Section 4.1. Any election which is made and which is not revoked before the beginning of such Plan Year shall become irrevocable on the first day of such Plan Year and shall remain irrevocable through the end of such Plan Year.

4.3 Account Credits. The Base Salary and Bonus which a Participant elects to defer under this Section 4 shall be credited to his or her Account as of the date that the Company determines that such amounts otherwise would have been payable directly to the Participant if no election had been made under this Section 4.

Section 5. Adjustments to Accounts

5.1 Measurement Funds. The Company from time to time shall select one, or more than one, Measurement Fund that a Participant may elect that the Company use to make adjustments to his or her Account as if the amount in such Account had been invested in such Measurement Fund. The Company may change the Measurement Funds available under this Plan at any time with or without advance notice to a Participant.

5.2 Initial Election of Measurement Funds. The Participant shall elect with respect to each Annual Subaccount one or more Measurement Funds for the purpose of adjusting such subaccount in accordance with this Section 5. Any such election shall be made on an Election Form and shall specify the percentage (in 1% increments) of such subaccount to be allocated to the Measurement Fund(s) the Participant selects.

5.3 Special Rule for Fort James Subaccounts. Notwithstanding anything in this Section 5 to the contrary, the entire balance in a Participant’s Fort James Subaccount shall be adjusted as if invested in the Measurement Fund designated by the Company until the Participant changes the Measurement Fund, and the percentage (in 1% increments) of his or her Fort James Subaccount allocated to such Measurement Fund, in accordance with Section 5.5.

5.4 Adjustments. The Company shall adjust each Annual Subaccount and each Fort James Subaccount for any earnings and losses as if such subaccount actually had been invested in the Measurement Funds in accordance with the Participant’s election under this Section 5 (or, until a Participant changes his election with respect to a Fort James Subaccount, the Measurement Fund designated by the Company under Section 5.3). The performance of each Measurement Fund (either positive or negative) will be determined by the Company, in its sole reasonable discretion. Such adjustments shall be made on a daily basis to the extent that Measurement Fund values are available.

5.5 Changes to Measurement Fund Elections. Participants may elect to change the Measurement Fund(s), the percentages of the Annual Subaccount or Fort James Subaccount allocated to each Measurement Fund, and may elect whether new Deferrals, from the effective date of the election, will be allocated to different Measurement Funds than those allocated for the Participant’s Annual Subaccount balance prior to such election. Any such election shall be made on an Election Form and shall become effective at the close of business on the day the Company receives such form.

5.6 No Actual Investment. Notwithstanding any other provision in this Plan to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account balance thereto, and the calculation of the adjustment made to his or her Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund.

Section 6. Payment of Accounts

6.1 Payment Commencement Date. A Participant’s Payment Commencement Date with respect to each Annual Subaccount and Fort James Subaccount shall be the earlier of:

(a) the date the Participant terminates employment with the Company,

(b) the date the Participant dies,

(c) the date the Participant becomes Disabled,

(d) if so elected by a Participant in accordance with Section 6.6, the date of a Change in Control, or

(e) the January 1 elected by a Participant for payment of such Annual Subaccount or Fort James Subaccount to begin, which is:

(i)	at least three (3) years following the end of the Plan Year in which the compensation is earned (or with respect to the Fort James Subaccount, the Plan Year in which such amounts are transferred to this Plan) and no later than the date the Participant reaches age seventy (70) years of age, or

(ii)	immediately following his or her Retirement.

6.2 Payment of Deferred Amounts. A Participant shall elect on an Election Form whether payment of such Participant’s Annual Subaccount(s) and Fort James Subaccount shall be made in a single lump sum payment or by means of annual installments. Except as set forth in Section 6.5 and 6.6, the Company shall pay, or shall commence payment of, each Annual Subaccount(s) and Fort James Subaccount in accordance with the Participant’s election as of the date set forth in 6.2(a) or (b), as applicable.

(a)	Lump-Sum Payment. A lump sum payment shall be made in cash within thirty (30) calendar days after the Payment Commencement Date, or as soon thereafter as administratively practicable.

(b)	Installment Payments. Participants may elect payment in annual installments over a period of between two (2) and ten (10) years. The initial payment shall be made in cash as of the January 1 coincident with or next following the Payment Commencement Date, or as soon thereafter as administratively practicable. The remaining installment payments shall be made in cash as of each successive anniversary of the initial payment, until the Participant’s entire Annual Subaccount or Fort James Subaccount balance, as applicable, has been paid. The amount of each installment payment shall be equal to the Participant’s subaccount balance immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments then remaining.

Notwithstanding the foregoing, in the event that the total balance in all of a Participant’s subaccounts with a common Payment Commencement Date is less than ten thousand dollars ($10,000) at any Payment Commencement Date, such subaccount(s) automatically shall be paid in a lump sum. Further, in the absence of a payment election, a lump sum payment will be made within thirty (30) days of the Payment Commencement Date, or as soon as administratively practicable thereafter.

6.3 Special Rule for Fort James Subaccounts. Notwithstanding anything in this Section 6 to the contrary, a Participant shall be deemed to have elected to have the entire balance in his or her Fort James Subaccount paid in a single lump sum upon his or her Retirement unless and until the Participant changes the form of payment and/or the Payment Commencement Date with respect to his or her Fort James Subaccount in accordance with Section 6.9.

6.4 Employment Termination Other Than Retirement, Death, or Disability. Notwithstanding anything in this Plan to the contrary, a Participant’s entire Account balance shall be paid in a single lump sum in the event that the Participant’s employment with the Company and its subsidiaries is terminated for any reason other than Retirement, death, or Disability. Such payment shall be made in cash within thirty (30) calendar days after the date the Participant terminates employment, or as soon thereafter as administratively practicable.

6.5 Death. If a Participant dies before the complete payment of his or her Account, the remaining balance in any Annual Subaccount or Fort James Subaccount shall be distributed to the Participant’s Beneficiary in the payment form selected by the Participant with respect to each such subaccount if such Beneficiary is an individual. If such Beneficiary is not an individual, then payment of the entire Account balance shall be made in a lump sum within thirty (30) calendar days after the Participant’s death, or as soon as administratively practicable thereafter.

6.6 Change in Control. Notwithstanding anything in this Plan to the contrary, a Participant may elect to have his entire Account balance paid in a single lump sum in the event of a Change in Control. Such payment shall be made in cash within thirty (30) calendar days after the date of the Change in Control.

6.7 Financial Hardship. If a Participant incurs a severe financial hardship, the Participant may make a request to the Company for an emergency distribution from his or her Account. In the event that the Participant establishes to the satisfaction of the Company that he or she has incurred a severe financial hardship, the Company may, in its sole discretion, authorize the cessation of Deferrals by such Participant under the Plan for that Plan Year. If the Company determines that the cessation of Deferrals alone is not sufficient to satisfy the hardship, the Company may provide that all, or a portion of, the Participant’s Account immediately be paid in a lump sum cash payment.

For purposes of this Section 6.7, “severe financial hardship” shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; (iii) through exhaustion of any loans or withdrawals available under a 401(k) plan; and (iv) by cessation of Deferrals under the Plan. Distribution of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship.

The Company’s determination of whether a severe financial hardship has occurred, and whether the Participant’s future Deferral opportunities shall be ceased and/or an emergency distribution is made shall be final, conclusive, and not subject to appeal.

6.8 Early Withdrawal. A Participant may elect to withdraw amounts from his or her Account prior to his or her Payment Commencement Date subject to the following restrictions:

(a)	The election to receive an early distribution shall be made in writing and delivered to the Company;

(b)	The amount of the early distribution shall in all cases be reduced by an early withdrawal penalty equal to ten percent (10%) of the amount of the elected early withdrawal, which penalty amount shall be permanently deducted from the Participant’s Account and forfeited by the Participant; and

(c)	The amount of the early withdrawal (less the 10% penalty) shall be paid in a single lump sum payment as soon as practicable after the early distribution election is made.

6.9 Change in Payment. Participants may change, with respect to each Annual Subaccount and Fort James Subaccount, the Payment Commencement Date, the form of payment, and the Change in Control payment election, provided written notice of such change is received by the Company not less than twelve (12) months prior to the Payment Commencement Date then in effect, or, in the case of Change in Control payment election, not less than twelve (12) months prior to the Change in Control.

6.10 Charge Against Account. The Company shall debit each Participant’s Account for any payment made to the Participant or to his or her Beneficiary under this Plan.

Section 7. Miscellaneous

7.1 Administration. The Company shall administer this Plan and shall have the power to make any and all decisions as the Company deems necessary or appropriate to administer and interpret and otherwise effect the terms and conditions of this Plan. All determinations and decisions made by the Company with respect to the interpretation or administration of this Plan shall be final, conclusive, and binding on all persons.

7.2 Company Action. For purposes of this Plan, the Company shall act through its Chairman, Chief Executive Officer and President or its Executive Vice President – Human Resources, or their delegates.

7.3 No Liability. No Participant or Beneficiary shall have the right to look to, or shall have any claim whatsoever against, any officer, director, employee or agent of the Company or its subsidiaries with respect to the establishment of an Account, any credits or debits made under this Plan to such an Account or the distribution of such an Account to a Participant or, in the event of his or her death, to his or her Beneficiary.

7.4 No Assignment. No Participant or Beneficiary shall have the right to alienate, assign, commute or otherwise encumber an Account for any purpose whatsoever, and any attempt to do so shall be disregarded completely by the Company as null and void.

7.5 Source of Benefits. Any payment made under this Plan to, or on behalf of, a Participant shall be made from the Company’s general assets or, at the Company’s discretion, from a rabbi trust, and any claim by a Participant or a Beneficiary against the Company for any payment under this Plan shall be the same as a claim by any general and unsecured creditor of the Company.

7.6 No Contract of Employment. An Eligible Employee’s participation in this Plan shall not constitute a contract of employment for any particular term or for any particular rate of compensation, and participation in this Plan shall have no bearing whatsoever on the terms and conditions of an Eligible Employee’s employment or the Company’s right to terminate his or her employment at any time with or without good reason.

7.7 Construction. This Plan shall be construed in accordance with the laws of the State of Georgia except to the extent that such state laws are preempted by ERISA. Headings and subheadings in this Plan have been added only for convenience of reference and shall have no substantive effect whatsoever in interpreting this Plan. Finally, all references to the singular shall include the plural and all references to the plural shall include the singular.

7.8 Tax Withholding on Payments. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy any withholding tax requirements or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

7.9 Claims for Benefits. If a Participant or Beneficiary makes a claim for the payment of an Account and the Company denies such claim, the Company shall effect such denial in accordance with the claims procedure regulations set forth under the Employee Retirement Income Security Act of 1974, as amended, for claims under a deferred compensation plan and shall provide the Participant or Beneficiary the opportunity to appeal any such denial in accordance with such regulations.

7.10 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.11 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

7.12 Amendment or Termination. The Committee shall have the right from time to time and at any time to amend this Plan with or without notice to Participants or to terminate this Plan at any time; provided, however, the Committee (1) shall have no right to amend this Plan to retroactively reduce the credits made to a Participant’s Account and (2) shall have no right to terminate this Plan without paying the balance credited to each such Account as of the date of such termination to each Participant (or Beneficiary) in a lump sum as soon as practicable after such termination. Finally, the Committee immediately shall terminate this Plan if this Plan fails to satisfy the requirements under ERISA § 401(a)(1) for a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

IN WITNESS WHEREOF, Georgia-Pacific Corporation has adopted and executed this Plan this 14th day of December, 2001.

GEORGIA-PACIFIC CORPORATION

BY:	/s/ Patricia A. Barnard
Patricia A. Barnard Executive Vice President—Human Resources